Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-265682-03

PRICING DETAILS: $1.02bn MBALT 2024-A (Prime auto lease)
Joint Leads: Mizuho (str), BofA, Credit Agricole
Co-Mgrs: Citi, MUFG

-Anticipated Capital Structure-
CLS	$AMT(MM)*	WAL	M/F**	E.FIN	L.FIN	BNCH	SPRD	YLD%	CPN%	$PX
A-1	253.000	**Retained**
A-2A	235.500	1.18	Aaa/AAA	2/26	2/16/27	I-CRV	+44	5.511	5.44	99.99018
A-2B	235.500	1.18	Aaa/AAA	2/26	2/16/27	SOFR	+42			100.00000
A-3	471.000	2.28	Aaa/AAA	2/27	1/18/28	I-CRV	+63	5.385	5.32	99.98830
A-4	77.370	2.90	Aaa/AAA	6/27	2/15/30	I-CRV	+76	5.386	5.32	99.98267

** Expected ratings
A2b will price over SOFR30A

Transaction Details:

* Ticker: MBALT 2024-A
* Offered Size: $1.02bn
* Format: Public/SEC Registered
* Pricing speed: 100 PPC to Maturity
* Expected Ratings: Moody’s/Fitch
* ERISA Eligible: Yes
* US RR Eligible: Yes
* EU RR Eligible: No
* Min denoms: $1k x $1k
* Expected Settlement: May 23, 2024
* First Payment Date: June 17, 2024
* Monthly Payment Date: 15th of each month or next business day
* Bill and Deliver: Mizuho

Available Information:

* Preliminary Prospectus (Attached)
* Roadshow: www.netroadshow.com
Passcode: MBALT24A

* Intex CDI File (Attached)
Intex Dealname: mzmbalt24a_base
Password: BXB7

CUSIPS:

A2A 58770JAB0
A2B 58770JAC8
A3 58770JAD6
A4 58770JAE4

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403